ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations
1. Name of corporation:
Celsia Technologies, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
750,000,000 shares of Common Stock, $0.001 par value per share. 100,000,000 shares of Preferred Stock, $0.001 par value per share, 30,000,000 shares of which are designated as Series A Preferred Stock and 7,000,000 shares of which are designated as Series B Preferred.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
750,000,000 shares of Common Stock, $0.001 par value per share. 100,000,000 shares of Preferred Stock, $0.001 par value per share, 30,000,000 shares of which are designated as Series A Preferred Stock and 7,000,000 shares of which are designated as Series B Preferred.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
One share of Common Stock shall be issued after the change in exchange for ten shares of Common Stock issued. All shares of Preferred Stock remain issued and are not exchanged.

6.  The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares shall be rounded up to the nearest whole share.

7. Effective date of filing (optional):	January 14, 2009
(must not be later than 90 days after the certificate is filed)

8. Officer Signature:	X /s/ Jorge Fernandez	Chief Financial Officer
Signature	Title

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.